Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF FORMATION

The undersigned authorized person, desiring to amend the limited liability company formation pursuant to Section 18-202 of the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is	CCS IX BDC, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

First: The name of the limited liability company formed hereby is CCS IX Portfolio Holdings, LLC

By:	/s/ George P. Hawley
Authorized Person

Name:	George P. Hawley
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